EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 1st day of April, 2017 (the “Start Date”), by and between Q2Power Technologies, Inc., a Delaware corporation (the “Company”) and Christopher Nelson, a resident of the State of Florida (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee deem it desirable and in the best interests of the Company to enter into this Employment Agreement on the terms and conditions stated herein.

WHEREAS, the Company and the Employee has a previous Employment Agreement, which this Agreement supersedes and replaces in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound, hereby agree as follows:

I. Employment

1.1 Employment. Subject to the terms and conditions herein, the Company hereby employs the Employee, and the Employee hereby accepts employment from the Company. Employee shall serve as Chief Executive Officer of the Company from the Start Date until the Effective Date, as defined below, and after such date, as the President and General Counsel of the Company (or such other executive level position as may be determined by the Board of Directors of the Company from time to time) and shall render such services to the Company as are customary for such position. The Employee agrees that during the term of his employment, he will devote his full professional and business-related time, skills and best efforts to the business of the Company and to the performance of any other reasonable duties as may be assigned to him from time to time by the Board of Directors of the Company, and shall not, during his employment, unless otherwise agreed to by the Board, seek or accept other employment, become self-employed in any other capacity during the term of his employment, or engage in any activities which are detrimental to or in conflict with the business of the Company. Notwithstanding the foregoing, the Employee may engage in other business arrangements that do not materially interfere with the performance of his duties. Those activities listed in Schedule A, are not considered to materially interfere with the performance of his duties. The Employee’s principal place of employment shall be the Company’s offices within the area of Atlanta, Georgia or offices near Palm Beach, Florida. The Employee shall, however, be required to travel as is reasonably required to perform his duties hereunder.

1.2 Effective Date of this Agreement; Term. This Agreement shall be effective as of the date hereof (the “Start Date”); however, that date in which the Company closes on at least $5 million in equity financing shall be defined as the official Effective Date of the Agreement (the “Effective Date”). The Term of this Agreement shall commence on the Start Date and continue for a period of two years from the Effective Date. This Agreement will automatically renew for annual periods at the end of the initial Term unless either the Board or the Employee provides notice of termination to the other in writing no less than 60 days before the end of such term.

1.3 Projections, Evaluations and Reports. The Employee shall comply with all reporting obligations to the Board. At least once a year after the Effective Date, the CEO shall evaluate the performance of the Employee in managing the business relative to the budgets and forecasts previously provided by Employee. The Company may take into account such performance and adjust the compensation, bonuses or other benefits of the Employee as deemed appropriate by the Board.

1.4 Termination of Employment.

(a) The employment of Employee shall automatically terminate upon the death of Employee.

(b) In the event Employee becomes “Disabled” (as defined as Employee’s inability, due to physical or mental incapacity, to perform his duties and responsibilities for a period of ninety (90) consecutive days or any sixty (60) days in any twelve (12) month period as determined by a medical doctor selected by the Company or its insurers), either Employee or the Company may terminate the employment of Employee by delivering a written termination notice to the other party.

(c) The Company may terminate the employment of Employee for “Cause” by delivering a written termination notice to Employee upon the occurrence of any of the following events:

(i) Employee fails to cure any breach of this Agreement by him within thirty (30) days after receiving written notice thereof from the Company;

(ii) Employee is convicted of or pleads guilty to any felony or other crime of moral turpitude;

(iii) Employee commits an act constituting fraud, deceit or material misrepresentation with respect to the Company or any supplier, client, customer or shareholder of the Company;

(iv) Employee embezzles funds or assets from the Company or any supplier, client, customer or shareholder of the Company; or

(v) Employee abuses any alcoholic, controlled or illegal substance or drug in a manner which materially interferes with the performance of his duties hereunder.

(d) Notwithstanding anything else contained herein to the contrary, the Company or Employee may terminate the employment of Employee at any time without Cause by delivering a written termination notice to the other party.

(e) Employee may terminate the employment of Employee for “Good Reason” by delivering a written termination notice to the Company upon the occurrence of any of the following events:

(i) the Company fails to cure any material breach of this Agreement by it within thirty (30) days after receiving written notice thereof from Employee.

(ii) the Company shall require Employee to change his principal place of employment to any location outside the metropolitan Palm Beach, Florida area ;

(iii) the Company substantially and materially changes the job capacity and title of the Employee set out in this Agreement; or

(iv) the Company undergoes a Change of Control (as defined below).

For purposes hereof, “Change of Control” means (a) any direct or indirect acquisition by any person, whether singly or in concert with one or more persons, of 50% or more, on a fully diluted basis, of the outstanding stock of the Company or a sale of all or substantially all of the assets of the Company; provided, however, that shares of capital stock (i) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements; and (ii) acquired by any person who is a Company stockholder as of the date of this Agreement, shall not be included when calculating or deemed to be a “Change in Control;” and (b) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets after any transaction described in subparagraph (a) hereof.

1.5. Severance and Consideration to Employee upon Termination.

(a) Death of Employee. In the event that the employment of Employee is terminated pursuant to Section 1.4 (a) hereof as a result of Employee’s death, then Employee’s estate shall be entitled to be paid his Salary and benefits through the period that is three (3) months from the date of such death. Further, all issued but unvested stock options or other equity compensation shall immediately vest.

(b) Disability of Employee. In the event that the employment of Employee is terminated by either the Company or Employee pursuant to Section 1.4 (b) hereof as a result of Employee becoming Disabled, then the Company shall pay Employee his Salary through the period that is three (3) months from the date of notice of termination pursuant to such provision. Further, all issued but unvested stock options or other equity compensation shall immediately vest.

(c) Termination for Cause. In the event that the Company terminates the employment of Employee for Cause pursuant to Section 1.4 (c) hereof, then Employee shall be entitled to be paid his Salary and benefits through the date of such termination. All issued but unvested stock options or other equity compensation shall immediately terminate.

(d) Termination without Cause, or for Good Reason. In the event the Company terminates the employment of Employee without Cause pursuant to Section 1.4(d) hereof or Employee terminates the employment of Employee for Good Reason pursuant to Section 1.4(e) hereof, then the Company shall pay Employee an amount equal to his salary through the period that is twelve (12) months from the date of notice of termination pursuant to such provision, to be paid out over such period on the Company’s standard payroll cycle; provided however, if such termination is more than 30 days before the Effective Date, the severance period will be three (3) months. Further, all issued but unvested stock options or other equity compensation shall immediately vest.

II. Compensation and Benefits

2.1 Salary. In consideration of the services to be rendered by the Employee under this Agreement during the term of employment, and subject to adjustment as set forth below, the Company shall pay the Employee a base salary at a rate of Two Hundred Twenty Thousand Dollars ($220,000.00) per annum commencing on the Effective Date. Such base salary shall be payable in cash at the times consistent with the Company’s payroll practices. Said base salary, together with any bonus compensation which may be paid by the Company, may be adjusted from time to time in the discretion of the Board, and shall be reviewed no less than annually. All payments of compensation shall be subject to withholding and other applicable taxes. In the event that any of the payments made or benefits provided pursuant to this Agreement are determined to be income to the Employee for tax purposes, and subject to withholding, the Employee agrees that the Company may withhold any amounts required by law from either such benefits or Employee’s gross salary.

From the Start Date until the Effective Date, the Employee shall be paid $10,000 per month, pro-rated for partial months. This initial fee shall be paid without tax withholdings, which shall be the Employee’s responsibility.

2.2 Salary Review. Employee’s base salary shall be reviewed annually, on January 1st of each year hereafter, by the CEO of the Company. The first such review shall occur on January 1, 2018. Increases in base salary shall be based upon Employee performance, Company performance, and the Company’s economic condition as determined by the Compensation Committee of the Board of Directors in its discretion.

2.3 Bonuses. Employee shall be entitled to participate in such bonus pools as established by the Compensation Committee of the Board. The eligibility and amount of any such bonus shall be as set by the Compensation Committee, and shall be based upon Employee performance, Company performance, and the Company’s economic condition. Upon the Effective Date, marked by the successful completion of a financing round in the amount of $5 million or more, the Employee shall receive a $100,000 cash bonus if such date is within six months of March 31, 2017, and $62,500 if after six months from such date.

2.4 Other Employee Benefits.

(a)	Expense Reimbursement. The Company shall reimburse the Employee for reasonable expenses actually incurred by him and related to the performance of his duties hereunder upon submission, in accordance with Company policies on approved forms, by him of bills or statements of accounts therefor.

(b)	Stock Options and Other Incentive Programs. The Company currently has in place an Employee Stock Option Plan, pursuant to which options have previously been granted to Employee. Employee shall keep all of such previously granted options, subject to the terms, conditions and obligations contained in the Stock Option Plan and Agreement, and shall be entitled to such additional options at such times, in such amounts and under such conditions as determined by the Board in its discretion.

Employee shall be entitled to participate in such other Incentive Plans as may be authorized and adopted from time to time by the Company, provided that the Employee must meet any and all eligibility provisions required under said Incentive Plans.

(c)	Specific Benefits. The Company shall provide Employee with the other specific benefits outlined on Schedule B attached hereto.

(d)	Insurance. The Company shall provide Employee with the Company’s standard health insurance benefit package, with no contribution requirements of Employee.

(e)	Vacation and Time Off. Employee shall be entitled to paid time off for vacation, sickness and personal leave for twenty (20) days per calendar year. Employee may not carry over unused days, unless otherwise agreed to by the CEO. Employee shall not be entitled to any extra compensation for unused time off.

(f)	Other Fringe Benefits. Employee shall be entitled to participate in such other fringe benefit plans as may be authorized and adopted from time to time by the Company, provided that the Employee must meet any and all eligibility provisions required under said fringe benefit plans.

III. Non-Compete and Work Product Agreement

3.1. Non-Compete. Employee covenants that during the term of the employment of Employee, and during the one (1) year period immediately thereafter, the Employee will not take a Competitive Position (as defined below) within the Restricted Territory (as defined below).

3.2 Certain Definitions. For purposes of this Article 3, the following terms shall have the meaning given them as follows:

A. “Competitive Position” shall mean (i) Employee’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (ii) Employee serving as a director, officer, joint venturer, partner, or agent of or to any Competing Business; or (iii) any employment, consulting or independent contractor arrangement between Employee and any Competing Business whereby Employee is required to perform services for the Competing Business.

B. “Cometing Business” shall mean the composting, soils manufacturing or biosolids disposal business of the Company, or any other field of business in which the Company is then actively or plans to be engaged.

C. “Restricted Territory” shall mean that territory in which the Company is actively engaged in business, either through existing commercial projects or through ongoing development.

3.3 Non-Disclosure. Employee agrees that he shall not, during the term of his employment with the Company or at any time thereafter, without the prior written consent of the Board, disclose any Confidential Information (as defined below) relating to the products, sales, inventions or Business of the Company or any of its subsidiaries or affiliates; except for such disclosure as may be required during the term of employment in connection with Employee’s work for the Company. At the time of termination of his employment with the Company, Employee shall return to the Company all documents, drawings, blueprints, computer files, lists or records (including copies of the same) in the possession of Employee. For purposes of this Agreement, “Confidential Information” shall be defined as any information not publicly known regarding the Business of the Company, including but not limited to trade secrets, formulas, product information, research, processes, techniques, engineering data, designs, drawings, development or experimental work, work in progress, test or marketing data, customer lists, accounting or pricing information, business plans and strategies, contracts or other secret or confidential matter.

3.4 Right to Inventions, Patents and Work Product. Employee expressly agrees that all rights to original works, discoveries and/or inventions that Employee shall make or conceive, whether patentable or not, and whether conceived alone or with others, during the term of his employment shall become and remain the sole property of the Company, its successors and assigns, unless expressly released by the Company in writing. This provision shall not apply to inventions, discoveries or work product of Employee that are completely unrelated to the Business, and which do not result from any work performed by Employee on behalf of the Company, so long as such inventions discoveries or work product are developed entirely on Employee’s own time and without use of Company facilities, equipment, supplies or Confidential Information. Employee shall promptly disclose to the Company any and all inventions, discoveries or work product made or conceived by Employee, and shall assist Company in taking any action necessary to protect the Company’s proprietary rights to such inventions, discoveries or work product (including the filing of patents, copyrights, or trademarks).

3.5 Equitable Relief. The Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by him of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Employee further acknowledges that he possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, Employee agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of the provisions of Article III of this Agreement by him.

3.6 Non-Solicitation. The Employee shall not, for a period of one year after the term of employment concludes, solicit any employee of the Company for hire, contact any customer of the Company for any reason, contact any major vendor of the Company for supply, and solicit any major consultant of the Company for hire.

IV. Miscellaneous

4.1 Successors Bound; Assignability. This Agreement shall be binding upon the Company and the Employee, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation into which the Company may be merged or by which it may be acquired, or any entity that is the result of a corporate reorganization or restructuring of the Company (including a limited liability company). This Agreement is nonassignable except that the Company’s rights, duties and obligations under this Agreement may be assigned to any affiliate of the Company and to the Company’s acquirer in the event the Company is merged, acquired or sells substantially all of its assets or any entity that is the result of a corporate reorganization or restructuring of the Company (including a limited liability company).

4.2 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings or representations relating to the subject matter between the parties other than those set forth herein. The Employee’s previous employment agreement with the Company is hereby terminated and superseded and replaced in its entirety by this Agreement.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

4.4 Amendment and Modification. This Agreement may only be amended, modified or terminated prior to the end of its term by the mutual agreement of the parties.

4.5 Severability. If any provision of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such tribunal shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced to the maximum extent permitted by law.

4.6 Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”

Q2Power Technologies, Inc.

By:	/s/ Kevin Bolin
Kevin Bolin, Chairman

“EMPLOYEE”

/s/ Christopher Nelson
Christopher Nelson

Schedule A to Employment Agreement

Employee: Christopher Nelson

Activities Considered not to material interfere with the performance of his duties:

Managing Director of GreenBlock Capital, LLC, in Palm Beach, FL

The Employee may serve on the Board of Directors of other companies, as reasonably approved by the Board of Directors of the Company.

Schedule B to Employment Agreement

Employee: Christopher Nelson

Other Specific Benefits:

●	Company shall pay Employees cell phone expenses.

●	Company shall pay for educational services to enhance professional status or deemed necessary by the CEO or the Board, including CLE legal credits.

●	Company shall pay any association or other dues deemed appropriate by the Board, including his Florida Bar license fees.